Exhibit 16.1

4 Park Plaza

Suite 350

Irvine, CA 92614

Phone: 949-623-8803

February 21, 2023

Office of the Chief Accountant

Securities and Exchange Commission

460 Fifth Street N. W.

Washington, DC 20549

Re:	Hitek Global Inc. CIK Number: 0001742341

Dear Sirs:

We have received a copy of, and are in agreement with, the statements being made by Hitek Global Inc. (“Registrant”) in Form 6-K dated February 21, 2023 and captioned “Resignation and dismissal of Independent Registered Public Accounting firm”; we are not in a position to agree or disagree with other statements of Registrant contained therein.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 6-K.

Very truly yours,

/s/ UHY LLP
Irvine, California